Revised July 12, 1999
PROSPECTUS                 Pricing Supplement No. 3400
                           (Revision of Pricing Supplement 3399)
Dated April 28, 1999       Dated  July 6, 1999
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration Statement
Dated May 3, 1999          No.'s 333-59707 and 333-76479

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                 (Redeemable Fixed Rate Notes)
Trade Date:   July 6, 1999

Settlement Date (Original Issue Date):  July 20, 1999

Maturity Date:  July 20, 2009  (subject to earlier redemption, as set forth under "Additional Terms-Redemption")

Principal Amount (in Specified Currency): US$125,000,000

Price to Public (Issue Price):100.00%

Agent's Discount or Commission:    1.25%

Net Proceeds to Issuer:  US$123,437,500

Interest Rate Per Annum:  7.00%

Interest Payment Date(s):
  ___  March 15 and September 15 of each year
   X   Other: Monthly, commencing August 20, 1999.  (Each
            period from and including an Interest Payment Date or the Original Issue Date, as the case may be, to but excluding the next succeeding Interest Payment Date is referred to herein as an "Interest Period")
Form of Notes:
    X  DTC registered                ____  non-DTC registered

Repayment, Redemption and Acceleration
Initial Redemption Date:       July  20, 2000, and thereafter  on
                               any  Interest  Payment  Date  (See
                               "Additional     Terms--Redemption"
                               below)
Initial Redemption Percentage: 100%
Optional Repayment Date:       Not applicable ("N/A")
Annual Redemption Percentage Reduction: N/A
Modified Payment Upon Acceleration:     N/A

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.
                        (Fixed Rate Notes)
                           Page 2
                      Revised July 12, 1999
                      Pricing Supplement No. 3400
                      (Revision of Pricing Supplement  3399)
                      Dated  July 6, 1999
                      Rule 424(b)(3)-Registration Statement
                      No.'s 333-59707 and 333-76479
Original Issue Discount:

  Amount of OID:  N/A
  Yield to Maturity:  N/A
  Interest Accrual Date:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A
  Option Value Calculation Agent:  N/A
  Option Election Date(s):  N/A

Indexed Notes:

  Currency Base Rate:  N/A
  Determination Agent:  N/A

Additional Terms:

  Interest.

  Accrued interest on the Notes for each Interest Period shall be calculated and paid based on the number of days in such Period divided by 360 (the number of days in such Period to be calculated on the basis of a year of 360 days consisting of twelve 30-day months). As a result, the amount payable on each Interest Payment Date will remain constant irrespective of the actual number of days that have elapsed since the preceding Interest Payment Date.


                        (Fixed Rate Notes)
                           Page 3
                      Revised July 12, 1999
                      Pricing Supplement No. 3400
                      (Revision of Pricing Supplement 3399)
                      Dated  July 6, 1999
                      Rule 424(b)(3)-Registration Statement
                      No.'s  333-59707 and 333-76479
Optional Redemption.

  The Company may at its option elect to redeem the Notes in whole on July 20, 2000 or on any Interest Payment Date thereafter (each such date, an "Optional Redemption Date") at 100% of their principal amount plus accrued interest to but excluding the date of redemption (the "Redemption Date"). In the event the Company elects to redeem the Notes, notice will be given to registered holders not more than 60 nor less than 30 days prior to the Redemption Date.

Additional Information:

  General

  At March 27, 1999, the Company had outstanding indebtedness totalling $167.367 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at March 27, 1999 excluding subordinated notes payable after one year was equal to $166.670 billion.

  Consolidated Ratio of Earning to Fixed Charges.

  The  information contained in the Prospectus under the  caption
  "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

           Year Ended December 31,      Three Months Ended
     1994  1995  1996  1997 1998        March 27, 1999
     1.63  1.51  1.53  1.48 1.50             1.53

  For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

  The Notes are being purchased by Salomon Smith Barney Inc. (the "Underwriter"), as principal, at the Issue Price of 100.00% of the aggregate principal amount less an underwriting discount equal to 1.25% of the principal amount of the Notes.

  The  Company  has  agreed to indemnify the Underwriter  against
  certain   liabilities,   including   liabilities   under    the
  Securities Act of 1933, as amended.